Exhibit 10(b)

April 25, 2011

Deborah Wahl Meyer

100 Bloomfield Hills Parkway, Suite 300

Bloomfield Hills, MI 48304

Dear Deborah:

The purpose of this letter is to clarify the Company’s and your intent that the Offer Letter, dated August 20, 2009 (the “Offer Letter”), is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that the payments to you pursuant to the Offer Letter are also intended to be exempt from section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-l(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-l(b)(4). Accordingly, the terms of your Offer Letter shall be governed by the following provisions:

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Any bonus payable to you under the Annual Incentive Program (“AIP”) shall be paid to you no later than March 15th of the calendar following the calendar year in which the bonus is earned. Any incentive payment payable to you under the Long-Term Incentive Program (“LTIP”) shall be governed by the terms of the Pulte Homes, Inc. Long-Term Incentive Plan, as may be amended.

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Any severance and the prorated value of restricted stock awards and in the money stock options payable to you pursuant to the penultimate paragraph of the Offer Letter shall be paid in a lump sum payment within 60 days after the date of your termination of employment (subject to any legally-required six month delay, as described below).

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The AIP bonus payable to you to pursuant to the penultimate paragraph of the Offer Letter shall be based on the results of operations and financial performance of the Company for the entire calendar year and shall be prorated based on the number of days you were employed by the Company. Such bonus, if any, shall be paid no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

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Any earned amounts and prorated payouts for the current performance cycle under the Long-Term Incentive Program payable to you pursuant to the penultimate paragraph of the Offer Letter shall be paid no later than March 15th of the calendar year following the calendar year in which your employment is terminated.

Deborah Wahl Meyer

April 25, 2011

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Notwithstanding any other provision in this letter agreement or the Offer Letter, if you are a “specified employee,” as of the date of your “separation from service,” then to the extent any amount payable under the Offer Letter (i) constitutes the payment of nonqualified deferred compensation, within the meaning of section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this letter agreement or the Offer Letter would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of your death. For purposes of this letter agreement, “specified employee” and “separation from service” shall have the meanings assigned to them under section 409A of the Code.

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Any reimbursement payable to you pursuant to the Offer Letter shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you in accordance with the Company’s procedures covering expense reimbursements, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to the Offer Letter shall not be subject to liquidation or exchange for any other benefit.

Sincerely,

/s/ James R. Ellinghausen
James R. Ellinghausen
Executive Vice President-Human Resources

Agreed to and accepted:

/s/ Deborah Wahl Meyer	Date: 4/28/11
Deborah Wahl Meyer